Exhibit 99

SCANSOURCE EMPLOYEE STOCK PURCHASE PLAN

Article 1. PURPOSE. The purpose of the ScanSource, Inc. Employee Stock Purchase Plan, as amended and restated effective December 5, 2013, and as it may be further amended and/or restated (the “Plan”), is to give eligible employees the opportunity to purchase common stock (the “Common Stock”) of ScanSource, Inc. (the “Company”) through payroll deductions, so that participants may share in the potential growth of the Company by acquiring or increasing their proprietary interest in the Company. Participation in the Plan is entirely voluntary.

Article 2. ELIGIBILITY; ENROLLMENT.

A person may participate in the Plan if he or she is a regular full-time employee of the Company, or any subsidiaries that may be designated by the Company, and is at least 18 years old. An eligible employee who elects to participate in the Plan is referred to as a “participant.”

An eligible employee may enter the Plan by enrolling in the Plan prior to the beginning of a calendar quarter (or other time period established by the Committee or its designee) and specifying his/her contribution amount in the manner authorized by the Committee or its designee. Such authorization will take effect as of the next practicable payroll period following commencement of the calendar quarter. Unless a participant authorizes changes to his/her payroll deductions or withdraws from the Plan, his/her deductions under the latest authorization on file with the Company will continue from one payment period to the succeeding payment period as long as the Plan remains in effect and the participant remains an employee of the Company. Participation in the Plan does not confer upon any employee the right to continued employment or service with the Company or any subsidiary.

Article 3. ADMINISTRATION.

The Plan will be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company. Except to the extent, if any, prohibited by the Plan or applicable laws, rules or regulations (“applicable law”), the Committee may appoint one or more officers or agents to assist in the administration of the Plan and may delegate all or any part of its responsibilities and powers to any such person or persons appointed by it. The interpretation and construction by the Committee or its designee of any Plan provision shall be final unless otherwise determined by the Board. The Committee or its designee may adopt, from time to time, such rules and regulations as it deems appropriate for carrying out the Plan. No member of the Board, the Committee or its or their designees shall be liable for any action or determination made in good faith with respect to the Plan.

Article 4. PAYROLL DEDUCTIONS; EMPLOYER CONTRIBUTIONS.

Participants, upon entering the Plan, will authorize payroll deductions to be made for the purchase of shares. The minimum payroll deduction that will be applied toward the purchase of Common Stock each pay period currently is $10. There is currently no maximum limitation on the amount a participant may have deducted, although the Company may impose such a limit or modify the minimum deduction in its discretion. A participant can change his/her payroll deduction prior to the beginning of each calendar quarter (or such other time period established by the Committee), provided that any such change is made in accordance with Company procedures and within such time periods as may be established by the Committee or its designee. The Company will accumulate and hold for the participant’s account the amounts deducted from his/her pay. In addition, the Company may, in its discretion, make a matching contribution related to a participant’s contribution; the Company currently will apply a 14% matching contribution to the first $250 that a participant has deducted per payroll period, although the Company may change, suspend or terminate the amount of any matching contribution at any time. The amount of any Company matching contribution will be applied towards the purchase of additional shares of Common Stock and shall not be used to reduce the purchase price of shares purchased with participant payroll deductions. No interest will be paid on participant payroll deductions or employer contributions.

The Company will pay the fees and brokerage commissions associated with the purchase of Common Stock under the Plan and will pay administrative costs associated with the Company’s implementation and administration of the Plan.

Article 5. PURCHASE OF SHARES.

The maximum number of shares of Common Stock subject to purchase under the Plan is 100,000 shares of Common Stock (subject to equitable adjustment in the event of stock splits, stock dividends, recapitalizations or similar adjustments in the Common Stock). Shares of Common Stock purchased under the Plan will be purchased on the open market by a broker designated, from time to time, by the Committee or its designee.

On a bi-weekly basis, as soon as practicable related to the end of a payroll period, the Company will remit the total of contributions to the designated broker for the purchase of shares. The broker will then execute the purchase order and the broker will allocate shares (or fractions thereof) to each participant’s individual account. The purchase price for each share will be the fair market value per share on the purchase date; provided that, in the event that the purchase of shares takes place over a number of days and at different prices, then each participant’s allocation shall be adjusted on the basis of the average price per share over such period. Unless the Committee determines otherwise, any dividends paid to participants for shares purchased under the Plan and held on the participants’ behalf will be automatically reinvested in shares of Common Stock.

Shares purchased under the Plan will be held by the designated broker. Participants will receive periodic statements summarizing their account activity. A participant (or other person claiming through him) will have no rights as a shareholder with respect to Plan shares unless and until shares of Common Stock have been purchased for him and allocated to his account.

Article 6. SALE OF SHARES; COMPLIANCE WITH LAWS; WITHHOLDING.

A participant may sell all or any portion of the shares acquired under the Plan and held in the participant’s account by notifying the designated broker. Each participant is responsible for paying brokerage commissions and other fees and costs associated with sales of Common Stock from the participant’s account.

Any transactions in shares of Common Stock or other actions under the Plan shall be subject to any restrictions imposed under applicable law, including but not limited to the Company’s insider trading policy and any blackout periods imposed thereunder and any applicable federal, state or other securities laws, tax laws or other laws. By electing to participate in the Plan, each participant is deemed to assume the risk of any fluctuations in the market price of the Common Stock.

A participant must make adequate provision for any federal, state, local or other tax withholding obligations, if any, which arise from Plan participation. The Company shall have the right to require a participant to remit to the Company, or to withhold from the participant (or both), amounts sufficient to satisfy all federal, state, local or other withholding tax requirements.

Article 7. WITHDRAWAL FROM THE PLAN.

A participant may cease making contributions to the Plan at any time by changing his/her payroll deduction to zero; provided that the Company or its designee shall have a reasonable time period during which to implement the change. If a participant desires to withdraw from the Plan by liquidating all or part the shares held in his/her account, he/she shall receive the proceeds from the sale thereof, minus the commission and other fees and expenses related to such sale.

Article 8. NO TRANSFER OR ASSIGNMENT.

A participant’s right to purchase shares under the Plan may not be transferred or assigned to any other person.

Article 9. TERMINATION OF EMPLOYEE RIGHTS.

All of an employee’s rights under the Plan will terminate when he/she ceases to be an eligible employee due to retirement, resignation, death, termination or any other reason. A notice of withdrawal will be deemed to have been received from a participant on the date of his/her final payroll deduction.

Article 10. TERMINATION, SUSPENSION AND AMENDMENT OF THE PLAN.

The Plan may be terminated, suspended and/or amended at any time by the Board or the Committee, subject to any requirements imposed by applicable law. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase shares will be refunded.

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